EXHIBIT 15.1

March 28, 2013

Board of Directors
Texas Industries, Inc.

We are aware of the incorporation by reference in the Post-Effective Amendment Number 9 to Registration Statement Number 2-48986 on Form S-8, Registration Statement Number 33-53715 on Form S-8, Registration Statement Number 333-11604 on Form S-8 (as amended), Registration Statement Number 333-121860 on Form S-8, Registration Statement Number 333-185957 on Form S-8 (as amended) and in the related Prospectuses of our report dated March 28, 2013 relating to the unaudited consolidated interim financial statements of Texas Industries, Inc. that are included in its Form 10-Q for the quarter ended February 28, 2013.

/s/ Ernst & Young LLP

Fort Worth, Texas